Exhibit 16.1

April 20, 2010

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

Re: MDI, Inc.

Commission File No: 0-9463

Dear Ladies and Gentlemen:

On April 20, 2010, we provided notice of our resignation as the independent registered public accounting firm for MDI, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated April 20, 2010 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Very truly yours,

Weaver and Tidwell, L.L.P.

by Greg Bailes, Partner

AN INDEPENDENT MEMBER OF BAKER TILLY INTERNATIONAL	WEAVER AND TIDWELL LLP CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS WWW.WEAVERLLP.COM	AUSTIN 1601 SO. MoPAC EXPRESSWAY, SUITE D250, AUSTIN, TX 78746 P: (512) 609 1900 F: (512) 609 1911